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                                                                    EXHIBIT 99.2

FRUIT OF THE LOOM, LTD.                                    FOR IMMEDIATE RELEASE
200 West Madison Street, Suite 2700
Chicago, Illinois  60606

                                                                    NEWS RELEASE

Contact:      George McCane
              Richards/Gravelle
              Phone:  (214) 891-5786
              Email:  george_mccane@richards.com



             FRUIT OF THE LOOM FILES AMENDED PLAN OF REORGANIZATION


(Chicago) January 4, 2002 --- Fruit of the Loom, Ltd. (OTC: FTLAQ), announced that an amended Plan of Reorganization and amended Disclosure Statement were filed with the U.S. Bankruptcy Court for the District of Delaware. A hearing to consider the adequacy of the information contained in the disclosure statement is scheduled in U.S. Bankruptcy Court for the District of Delaware at 9:30 a.m., February 1, 2002.

The Company also announced that on January 2, 2002 the U.S. Bankruptcy Court for the District of Delaware issued an order determining Berkshire Hathaway, Inc. as the successful bidder for Fruit of the Loom.

Fruit of the Loom is a leading international vertically integrated basic apparel company, emphasizing branded products for consumers of all ages. The Company is one of the world's largest manufacturers and marketers of men's and boys' underwear, women's and girls' underwear, printable T-shirts and fleece for the activewear industry, casualwear and childrenswear. Fruit of the Loom employs approximately 23,000 people in over 50 locations worldwide. The Company sells its products principally under the FRUIT OF THE LOOM(R) and BVD(R) brands. For more information about the Company and its products, visit http://www.fruit.com. The contents of the Company's web site are not a part of this release.